CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form F-10 of Lightspeed POS Inc. of our report dated June 26, 2020 relating to the financial statements of Al Dente Intermediate Holdings, LLC, for the year ended December 31, 2019, which appears in the Form 6-K of Lightspeed POS Inc. dated February 8, 2021.

/s/ Deloitte & Touche LLP

Boston , Massachusetts
May 27, 2021